Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President – Finance and Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Reports
First Quarter 2011 Results

Minnetonka, MN — May 9, 2011 — Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its first quarter ended March 31, 2011.

For the three months ended March 31, 2011, net income was $2,558,000, or $0.30 per diluted share, on sales of $31,023,000. In 2010, the Company earned $1,331,000, or $0.16 per diluted share, on sales of $25,882,000.

Jeffrey K. Berg, President and CEO, commented: “Our first quarter of 2011 was very strong with increases in both revenue and operating income over the prior quarter as well as an increase over Q1 2010. As the economy continues to strengthen we are well positioned to benefit from the recovery. We are also excited about another large booking for our Transition Networks business unit of $9.7 million dollars from an existing customer that is in addition to the $16.9 million dollar order announced March 25, 2011.”

Further information regarding the Company’s results and related matters is provided in the Company’s Form 10-Q report for the quarter ended March 31, 2011 that is being filed on or about May 10, 2011.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Sales	$31,022,802	$25,882,011
Gross margin	13,328,489	10,515,061
Operating income	4,141,279	2,120,265
Income before income taxes	4,160,438	2,112,818
Income taxes	1,602,600	781,894
Net income	$2,557,838	$1,330,924

Basic net income per share	$0.30	$0.16
Diluted net income per share	$0.30	$0.16
Cash dividends per share	$0.15	$0.14

Average basic shares outstanding	8,425,003	8,356,873
Average dilutive shares outstanding	8,469,845	8,388,478

Selected Balance Sheet Data

	March 31, 2011	December 31, 2010
Total assets	$110,317,973	$109,070,227
Cash , cash equivalents and investments	41,672,756	43,074,730
Property, plant and equipment, net	13,153,360	13,214,067
Long-term liabilities	3,422,676	5,004,156
Stockholders’ equity	92,959,024	91,396,693